Exhibit 5.10
CONSENT OF D. FREDERICKSEN
FOR FREDERICKSEN GEOLOGICAL SOLUTIONS
     The undersigned hereby consents to the references to (1) the undersigned’s name included or incorporated by reference in the Registration Statement on Form F-10 being filed by Northgate Minerals Corporation under the United States Securities Act of 1933, as amended, in connection with the report entitled “Technical Report on Stawell Gold Mines, Victoria, Australia” dated March 28, 2008; and (2) all other references to the undersigned included or incorporated by reference in such Registration Statement.

Date: June 5, 2008	FREDERICKSEN GEOLOGICAL SOLUTIONS
/s/ Dean Fredericksen
By: Dean Fredericksen, M. Sc. Hons and MAusIMM
	Title:	Fredericksen Geological Solutions